RR DONNELLEY	NEWS RELEASE

RR DONNELLEY ANNOUNCES EXPECTED 2003 EARNINGS

Media Contact: Katherine Divita Tel: 312-326-8336 Email: katherine.divita@rrd.com

Investor Contact: Lisa Mount Tel: 312-326-8926 Email: lisa.mount@rrd.com

CHICAGO, Jan.12, 2004 — RR Donnelley (NYSE: DNY) announced today that it expects its full-year 2003 earnings per diluted share to be $1.44, subject to final adjustments. The following items are expected to be reflected in the company’s results:

•	Restructuring and impairment charges of approximately $16 million ($13 million after-tax or $0.11 per diluted share). Fourth quarter 2003 is expected to include charges of $7 million ($7 million after-tax or $0.06 per diluted share) primarily attributable to impairment charges at the company’s Latin America and logistics businesses.
•	A non-cash tax benefit of $35 million ($35 million after-tax or $0.31 per diluted share) due to favorable resolution of 4 years of IRS audits.

The company previously expected to report full-year 2003 earnings per diluted share at the low end of a $1.25 to $1.40 range. This range incorporated expected restructuring charges of six cents per diluted share. Adjusting for the anticipated fourth-quarter impairment charges and tax benefit, the company’s 2003 results are expected to fall short of previous guidance.

The company attributed lower than previously expected earnings for 2003 to the fourth quarter results of its book and logistics businesses. Strength in the company’s financial services business partially offset these shortfalls.

The company will provide details on its performance and action plans when it reports its fourth-quarter and full-year 2003 results.

RR Donnelley (www.rrdonnelley.com) prepares, produces and delivers integrated communications across multiple channels for content owners such as publishers, merchandisers, and telecommunications companies, as well as capital markets and diversified financial services companies. As a single source supplying services up and down the communications value chain, the company excels in digital photography, content management, printing, online services, and print and package logistics. With these integrated services, RR Donnelley provides effective solutions for its customers’ targeted communications and delivery needs. Headquartered in Chicago, Ill., RR Donnelley serves a global customer market and has 30,000 employees in more than 200 locations in North America, South America, Europe and the Asia/Pacific Basin.

Certain statements, including discussions of the company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to Part I, Item I of the company’s annual report on Form 10-K for the year ended December 31, 2002, for a description of such factors.

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